PATENT LICENSE

THIS AGREEMENT, effective as of November 8, 2006 ("the Effective Date"), is made by and between Inco Limited, a corporation organized under the laws of Canada, having an address at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7 ("Inco") and Geovic Ltd., a corporation organized under the laws of Wyoming, having an address at 743 Horizon Court, #300A, Grand Junction, Colorado, USA 81506 ("Geovic");

WHEREAS, Inco possesses extensive Proprietary Information (defined hereinafter) and Patents (defined hereinafter) relating to hydrometallurgical processes and equipment in general and to nickel and cobalt based solvent extraction techniques, equipment and materials in particular;

WHEREAS Geovic is developing a nickel and cobalt laterite deposit in Cameroon for the recovery and sale of said metals ("the Project");

WHEREAS, Geovic wishes to utilize Inco's relevant Proprietary Information and practice Inco's relevant Patents in the operation of the Project; and

WHEREAS Inco is willing to grant Geovic a license to commercially practice Inco's relevant Proprietary Information and Patents at the location of the Project and sell the output therefrom.

ACCORDINGLY:

1. DEFINITIONS

1.1 "Proprietary Information" means information, inventions, studies, trade secrets, know-how, methods, expertise, intellectual property, reports, procedures, software, data, business methods, plans, third party identities, inventories, drawings, reserves, strategies, forecasts, specifications, records, technology, finances, equipment, patent applications, opinions and samples, in any form and media which is specifically identified in writing and marked as "Confidential" or the like by the disclosing party.

1.2 Proprietary Information that is specifically identified as "Confidential" or the like may include oral information and plant tour observations concerning a process, machine, explanations of how it works and its components. Oral information and observations, if deemed confidential, will be reduced to writing and marked by the disclosing party and delivered to the receiving party within twenty (20) days after disclosure or observation.

1.3 "Affiliate" means any entity directly or indirectly controlling, controlled by or under common control with a party to this Agreement at any time during the period for which the determination of affiliation is being made. "Subsidiary" means any entity as to which a party to this Agreement owns, directly or indirectly, or otherwise controls, 50% or more of the voting shares or other similar interest.

1.4 "Patent" (or "Patents") means any patent and patent application listed in Appendix A attached to this Agreement.

1.5 "Licensed Product" means all products and methods claimed in the Patent(s).

1.6 "Net Selling Price" shall be the price (exclusive of shipping charges or taxes legally required to be charged to a purchaser) invoiced by Geovic to non-affiliated purchasers in arm's length transactions for sale and purchase of any Licensed Product in which the Licensed Product is produced by Geovic less all customary discounts, returns and allowances. In the event a Licensed Product is not sold but is consumed or used by Geovic for reasons other than experimental purposes, or in the event of sale or transfer by Geovic otherwise than to a non-affiliated purchaser in an arm's length transaction, such net selling price shall be the net selling price which would have been invoiced to a non-affiliated purchaser in an arm's length transaction for the sale and purchase of such Licensed Product as set forth herein.

1.7 In the event that a Licensed Product is sold or leased as a combination product containing the Licensed Product and one or more other components (referenced herein as the "Combination Product"), Net Sales Price shall be calculated by multiplying (a) total quantity or weight of the Licensed Product (the "Standalone Product") used by Geovic in the Combination Products sold during the reporting period by (b) the average gross selling price (determined each calendar quarter) for a quantity or weight unit of the Standalone Product.

1.5 "Royalty" (or "Royalties") means the compensation to be paid by Geovic as set forth in Section 3.

2. GRANT

2.1 Inco grants Geovic a non-exclusive royalty-bearing license to use, practice and commercialize Inco's Proprietary Information and Patents at the Project and sell, make, offer to sell, export and import the Licensed Product anywhere in the world.

2.2 The license granted in Section 2.1 is personal, non-divisible and non-transferable and shall not include the right to grant sublicenses.

2.3 All Licensed Product produced under this Agreement will, when reasonably possible, carry the legend "Licensed under the following Inco Limited patents: US 5,378,262; U.S. 5,447,552; U.S. 5,759,512; U.S. 6,022,991 and their foreign equivalents".

3. COMPENSATION

3.1 In partial consideration of the granting of the above referenced license Geovic will pay Inco an initial payment of US $20,000 within twenty (20) days of the Effective Date of the Agreement ("the Up-Front Payment").

3.2 In the event that Geovic practices Inco's Proprietary Information and/or the Patents at the Project and sells, makes, uses, exports or imports the resultant Licensed Product anywhere in the world, Geovic will pay Inco a Royalty of 0.75% of the Net Selling Price invoiced by Geovic up to a maximum of US$ 400,000 for each 12-month period during the term herein.

3.3 All monetary obligations due under this Agreement, if overdue, are subject to accrued interest at the lesser of the maximum rate allowed by law or one and a half percent (1 ½%) per month until paid.

3.4 Upon the total payment of two million U.S. dollars (US $2,000,000) (exclusive of the Up-Front Payment) to Inco ("Maximum Consideration"), the above-license shall be considered fully paid up and no more Royalties are due Inco for the Licensed Product.

4. ACCOUNTING

4.1 Within sixty (60) days after the close after each calendar quarter Geovic shall furnish Inco with a written report showing the total Net Selling Price of the Licensed Product sold during the preceding calendar quarter and shall pay the Royalties, if any, shown thereby to be due. Such report shall be made whether or not Geovic has engaged in any such activity during such quarter. Within thirty (30) days after any termination of this Agreement, Geovic shall similarly account and pay for all due and unpaid Royalties.

4.2 Geovic shall keep, or cause to be kept, records as to the production of the Licensed Product containing information necessary for an accurate determination of amounts payable hereunder. Inco shall, at its expense, have the right during regular business hours and at reasonable intervals to have its independent auditors examine such records for the purpose of checking the accuracy of Royalty payments hereunder.

4.3 All sums payable to Inco shall be paid to Inco in United States funds in a manner designated by Inco. In the event that conversion from a foreign currency is required, the exchange rate used shall be the rate in effect at the end of the business day just prior to the date payment is required to be made hereunder as published in the New York edition of The Wall Street Journal.

4.4 Upon the realization of the Maximum Consideration set forth in Section 3.4, no more written reports showing the total Net Selling Price of the Licensed Product will be due.

5. VALIDITY AND INFRINGEMENT

5.1 Nothing herein is a representation or warranty of the validity of the Patent or any claim thereof.

5.2 Geovic shall notify Inco promptly of any patent infringement claim made or action brought against Geovic by reason of Geovic's exercise of this license. However, Inco shall not be liable to Geovic for any costs or damages incurred by Geovic in connection with any such claim or action nor shall Inco defend Geovic or hold Geovic harmless. Inco is under no obligation to seek a license from a third party on behalf of Geovic.

5.3 In the event that one or more claims of the Patent are declared invalid, unenforceable or of limited scope, then the license herein granted as to such claim(s) of the Patent so declared invalid, unenforceable or of limited scope, shall terminate immediately and Geovic shall have no further liability to Inco as to such claim.

5.4 In the event that the parties learn of infringement of the Patent, Inco or one of its designated agents, shall have the option of taking exclusive charge, bearing all costs and retaining all damages awarded of any action brought against infringing third parties. Moreover, Geovic shall make available to Inco all relevant information and testimony and shall reasonably cooperate in such undertaking as requested by Inco.

5.5 Inco shall, at its sole discretion, use reasonable efforts in maintaining, defending and enforcing the Patent. However, Inco shall be under no obligation to maintain, defend or enforce the Patent.

6. TERMINATION AND SCOPE

6.1 This Agreement shall terminate upon the expiration of the last Patent.

6.2 Geovic may terminate this Agreement at anytime on sixty (60) days prior written notice to Inco.

6.3 Inco may terminate this Agreement at any time if Geovic shall commit a material breach thereof not cured within sixty (60) days after written notice from Inco.

6.4 Inco shall have the right to terminate this Agreement upon thirty (30) days written notice to Geovic in the event of any affirmative act of insolvency by Geovic, or upon the appointment of any receiver or trustee to take possession of the properties of Geovic or upon the winding up, sale, consolidation, merger or any sequestration by governmental authority of Geovic.

6.5 The parties acknowledge that in the event a material breach of this Agreement occurs, damages may not be an adequate remedy. Accordingly, either party may seek and obtain injunctive relief and specifically enforce the terms and conditions of this Agreement in addition to any other remedy it may have at law or in equity.

6.6 As long as this Agreement is in force, Inco forswears the initiation of an infringement suit arising under the Patent only. This Agreement does not extend to any other patents that Inco and its Subsidiaries and Affiliates currently own, that may be granted in the future, or acquired in the future.

6.7 Except in the case of termination as provided for in paragraph 6.1, cancellation or other termination of this Agreement shall not relieve Geovic of any obligation arising under this Agreement which shall have occurred prior to such cancellation or other termination.

7. CONFIDENTIALITY

7.1 Each party shall keep in confidence any Proprietary Information disclosed to it by the other party.

7.2 Title to all Proprietary Information shall be retained by the disclosing party. No copies of Proprietary Information may be made without the written authorization of the disclosing party. All Proprietary Information, including copies, shall be returned to the disclosing party or destroyed upon request.

7.3 Any information exchange will be solely at the discretion of the owner.

7.4 Each party agrees to treat Proprietary Information in the same manner as it handles it own information of a like character and to not discuss, reveal, or communicate the Proprietary Information to any person or persons (except its own employees, agents, and servants who have a demonstrable need to know and have undertaken a like obligation to maintain the Proprietary Information in confidence) without the prior written permission of the disclosing party.

7.5 Proprietary Information may be disclosed to appropriate representatives of any Affiliate or Subsidiary of the receiving party, provided, prior written permission of the disclosing party is obtain and the Affiliate or Subsidiary and its appropriate representatives shall agree in writing to be bound by this Agreement beforehand.

7.6 Each party shall make no use of Proprietary Information disclosed to it under the terms of this Agreement for any purpose other than that specified herein.

7.7 This Agreement shall not deprive either party of the right to disclose and use any information nor create any liability for any disclosure of such information which is:

(a) at the time of disclosure available to the public or becomes available to the public through no fault or act by the recipient or becomes available to the public by operation of law or governmental regulation, provided, the disclosing party is notified in advance and given a reasonable opportunity to seek a protective order against the disclosure;

(b) information each party can show through its written records was in its possession prior to disclosure by the disclosing party; or

(c) independently developed by the receiving party; or

(d) received from a third party who is under no like obligation to the disclosing party to maintain the information confidential; or

(e) disclosed without like restriction by the disclosing party to a third party.

8. WARRANTIES

8.1 Inco represents that it possesses good title to the Patent; is a legal and beneficial owner of the Patent; and has the right to enter into this Agreement.

8.2 Except as otherwise expressly provided, Inco assumes no responsibility or liability to Geovic or to third parties for any loss or damage arising out of the use of the Patents by Geovic or the manufacture, sale or use of the Licensed Products by the Geovic or any third party, and the Geovic shall and does hereby indemnify and save harmless Inco and its successors and assigns from and against any and all liabilities, actions, causes of action, claims, demands, costs, expenses, damages and losses of whatsoever nature and kind, including reasonable legal fees and expenses, that may be brought or made against or paid or incurred by Inco as a result of any action, proceeding or claim brought or made by any third party arising out of or in connection with the use of the Patent by Geovic or the manufacture, sale or use of the Licensed Products by Geovic or any third party.

8.3 Inco does not warrant or represent that any exercise of this Agreement is free of infringement of third party intellectual property rights.

8.4 Except as otherwise expressly provided, INCO MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATING TO THE LICENSED PRODUCT, PATENT AND PROPRIETARY INFORMATION.

9. NOTICES

9. Any notices shall be deemed to have been given when delivered in person, by acknowledged facsimile or via a recognized courier (governmental mail or private agency) prepaid and addressed to the below-referenced address and authorized representative or at such address or representative as is changed by notice to the other party:

Inco Limited	Geovic Ltd.
2060 Flavelle Boulevard	743 Horizon Court, #300A
Mississauga, Ontario L5K 1Z9 Canada	Grand Junction, Colorado, 81506 U.S.A.
Representative: ________________	Representative: David C. Beling
Facsimile No.: ________________	Facsimile No.: (970) 256-9241

10. MISCELLANY

10.1 Subject to the terms in this Agreement, Inco may assign its rights and obligations hereunder to any Affiliate, Subsidiary or to any successor.

10.2 The validity and interpretation of this Agreement shall be governed and enforced by the laws and courts of the Province of Ontario without regard to its rules regarding conflict of laws, except that issues regarding patents shall be determined by the law of the country in which the patent was granted. The parties specifically submit to the exclusive jurisdiction of any Ontario court that accepts jurisdiction.

10.3 This Agreement may not be modified except by written agreement between the parties.

10.4 This Agreement constitutes the entire understanding between the parties. It merges and supersedes all prior and contemporaneous discussions, representations and writings, whether oral or written.

10.5 In the event that one or more clauses of this Agreement are finally adjudicated by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall remain in force and be interpreted in a manner reasonably consistent with the original intention of the parties as set forth herein.

10.6 The structure and order of this Agreement, i.e., paragraph numberings and letterings, are for the convenience of the parties and are not intended to affect the meaning and interpretation of this Agreement.

10.7 Failure by either party at any time to enforce or require strict compliance with any provision of this Agreement will not affect or impair or be considered a waiver of that provision in any way of the rights of either party to avail itself of the remedies it may have in respect of any subsequent breach of that or any provision.

10.8 This agreement and any transaction thereunder will not create an agency or joint venture relationship between the parties. Each party shall bear its own costs and risks involved with carrying out the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the date written above.

AGREED:

Inco Limited		Geovia Ltd.	
By:	[signature]	By:	[signature]
Name:	ANTHONY OWEN FILMER	Name:	David C. Beling
Title:	VP Technology	Title:	Exec. V.P. & COO
Date:	14/11/06	Date:	November 8, 2006

ATTACHMENT A

REGENERATION OF DITHIOPHOSPHORIC ACID METAL SUBSTRATES

Country	Patent Number	Expires
Australia	711335	6/3/17
Canada	2206710	6/2/17
China	92002	6/3/17
Columbia	27092	5/22/17
Cuba	22668	5/22/17
Dominican Rep.	470	5/23/17
France	9706737	6/20/17
Ivory Coast	10772	6/4/17
Guatemala	000465	6/30/17
Indonesia	P-971892	6/30/17
Japan	2951290	6/4/17
OAPI	10772	6/4/17
Philippines	1199656476	5/19/07
South Africa	97/4879	6/3/17
United States	5,759,512	6/4/16

Pending:

Country	Application #
Venezuela	1052-97

HYDROGEN-FREE REGENERATION OF DITHIOPHOSPHORUS METAL EXTRACTANTS

Country	Patent Number	Expires
Australia	761259	8/11/19
Belgium	1055008	8/11/19
Canada	2316878	8/11/19
Columbia	28275	12/6/19
Germany	1055008	8/11/19
Spain	1055008	8/11/19
Finland	1055008	8/11/19
France	1055008	8/11/19
Japan	3583369	8/11/19
Peru	2796	9/21/19
Philippines	1199902412	9/27/19
South Africa	2000/3242	8/11/19
United Kingdom	1055008	8/11/19
Zambia	28/99	10/19/05
Zimbabwe	26/2000	8/11/19
United States	6,022,991	12/8/18

Pending:

Country	Application #
Brazil	PI99085240
Guatemala	001439
Indonesia	W-20001510
Norway	20003980
Venezuela	2510-99

ATTACHMENT A (Continued)

PROCESS FOR THE EXTRACTION AND SEPARATION OF NICKEL AND/OR COBALT

Country	Patent Number	Expires
Australia	687981	3/21/15
Canada	2145054	3/20/15
China	48618	3/21/15
Columbia	10666	3/3/15
Dominican Republic	5166	10/31/10
France	9503196	3/20/15
Guatemala	4751	3/20/15
Indonesia	ID0001840	3/21/15
Japan	2760956	3/22/15
Philippines	31603	2/24/15
South Africa	95/2338	3/22/15
United States	5,378,262	3/22/14
United States	5,447,552	11/10/14
Venezuela	057115	3/16/15